UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

July 1, 2015

Date of Report (Date of earliest event reported)

Summer Infant, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33346	20-1994619
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

1275 Park East Drive

Woonsocket, Rhode Island 02895

(Address of principal executive offices)  (Zip Code)

(401) 671-6550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on May 27, 2015, Summer Infant, Inc. (the “Company”) filed a complaint against, among other defendants, Carol E. Bramson, a member of the Company’s Board of Directors, in the United States District Court for the District of Rhode Island (the “Complaint”).  A redacted copy of the Complaint was attached as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 28, 2015.

As set forth in paragraph 2 of the Complaint, the Complaint alleges that Ms. Bramson and two former employees of the Company “violated their unequivocal contractual obligations and betrayed their fiduciary duties to Summer by conspiring together and with several employees of a technology firm Rest Devices, Inc. (“Rest”)—including Dulcie M. Madden (Chief Executive Officer of Rest) and Carson J. Darling (Chief Technology Officer of Rest) (the “Rest Defendants”), whom Summer had paid approximately $500,000 to work on Summer’s new products under strict confidentiality agreements—to intentionally steal Summer’s confidential and proprietary information, intellectual property, trade secrets, and business, branding and marketing strategies and exploit it for their own use to form a new startup company (the “New Startup”) to directly compete with Summer in the highly competitive juvenile products industry.”  The claims alleged against Ms. Bramson include violation of the Uniform Trade Secrets Act under Rhode Island law (Count I, paragraphs 121-127 of the Complaint), misappropriation of confidential information (Count II, paragraphs 128-132 of the Complaint), and breach of fiduciary duty (Count III, paragraphs 133-136 of the Complaint).

In light of the allegations against Ms. Bramson as set forth in the Complaint, on June 10, 2015, the Company’s Board of Directors (other than Ms. Bramson), unanimously requested her resignation.  Ms. Bramson failed to do so, and on June 30, 2015, through Ms. Bramson’s counsel, the Board informed Ms. Bramson that, if she failed to resign by close of business on July 1, 2015, the Company would seek to have its stockholders remove her from the Board for cause.

On July 1, 2015, the Company received a letter from Ms. Bramson, through her counsel, pursuant to which she resigned as a member of the Board, effective immediately (the “Resignation Letter”).  The Company accepted Ms. Bramson’s resignation upon receipt of the Resignation Letter.

In the Resignation Letter, Ms. Bramson stated that (i) it was unfortunate that events have led to her resignation and that the Company has elected to pursue litigation on claims which are unfounded, (ii) continued inflammatory statements directed at her by select members of the Board is evidence that the litigation is driven by emotion and supposition, rather than reason or facts and (iii) as indicated in a prior letter to the Board, she expects an independent committee would conclude that the lawsuit is both unwarranted and unnecessary.  A copy of the Resignation Letter is filed herewith as Exhibit 17.1.  The description of the content of the Resignation Letter set forth herein is qualified in its entirety by reference to the full text of the Resignation Letter.

Even though Ms. Bramson failed to resign as a director until the Board informed her it would request that stockholders vote to remove her for cause based on, among other reasons, the allegations made against her in the Complaint, she makes certain statements in her Resignation Letter suggesting her resignation was prompted by “unfortunate” events due to litigation that was unwarranted and unnecessary.  The Company notes that Ms. Bramson declined to present this case, or otherwise defend her conduct, before the Company’s stockholders even though holders of a majority of shares entitled to vote on the election of directors would have been required to remove her.  The Company and the continuing members of the Board disagree with the statements made by Ms. Bramson in the Resignation Letter and take exception to Ms. Bramson’s characterization of the facts and her conclusions.

In accordance with the requirements of Item 5.02 of Current Report on Form 8-K, the Company has provided Ms. Bramson a copy of the disclosures it is making in this report no later than the day of filing this Current Report on Form 8-K with the Securities and Exchange Commission.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit
Number	Description

17.1	Resignation letter of Carol E. Bramson dated July 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER INFANT, INC.

Date: July 6, 2015	By:	/s/ Robert Stebenne
Name: Robert Stebenne
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

17.1	Resignation letter of Carol E. Bramson dated July 1, 2015.